Exhibit 99.2

July 23, 2020

Twitter Announces Second Quarter 2020 Results

Reports 34% Year-over-Year Growth in Monetizable Daily Active Usage (mDAU) and Total Revenue of $683 Million

SAN FRANCISCO, California - Twitter, Inc. (NYSE: TWTR) today announced financial results for its second quarter 2020.

“Our product work is paying off, with tremendous growth in audience and engagement. We grew mDAU to 186 million, a 34% year over year increase in Q2, the highest quarterly year-over-year growth rate we’ve delivered since we began reporting mDAU growth,” said Jack Dorsey, Twitter’s CEO. “I also want to address the security issue Twitter suffered last week. We moved quickly to address what happened, and have taken additional steps to improve resiliency against targeted social engineering attempts, implemented numerous safeguards to improve the security of our internal systems, and are working with law enforcement. We understand our responsibilities and are committed to earning the trust of all of our stakeholders with our every action, including how we address this security issue. We will continue to be transparent in sharing our learnings and remediations.”

“Revenue was $683 million in Q2, down 19% year over year, reflecting moderate recovery in advertising demand relative to the last three weeks of March. Despite the pandemic, brands have found innovative ways to join the conversation on Twitter to connect with their customers,” said Ned Segal, Twitter’s CFO. “We have completed our ad server rebuild and are making progress accelerating our performance ads roadmap. With a larger audience and progress in ads, we are even better positioned to deliver for advertisers when the live events and product launches that bring many people and advertisers to Twitter return to our lives.”

Second Quarter 2020 Operational and Financial Highlights
Except as otherwise stated, all financial results discussed below are presented in accordance with generally accepted accounting principles in the United States of America, or GAAP. As supplemental information, we have provided certain non-GAAP financial measures in this press release’s supplemental tables, and such supplemental tables include a reconciliation of these non-GAAP measures to our GAAP results. The sum of individual metrics may not always equal total amounts indicated due to rounding.
•Q2 revenue totaled $683 million, a decrease of 19% year-over-year or 18% on a constant currency basis.
◦Advertising revenue totaled $562 million, down 23% year-over-year or 22% on a constant currency basis. We previously noted that in Q1, widespread economic disruption and a significant decrease in global advertising spend as a result of the pandemic led to a 27% decline in advertising revenue in the last three weeks of March. We saw a gradual, moderate recovery relative to March levels throughout most of Q2, with the exception of late May to mid-June, when many brands slowed or paused spend in reaction to US civil unrest. During the last three weeks of June, advertising revenue declined 15% year over year. Demand gradually improved once brands returned after the protests subsided.
▪Total ad engagements increased 3% year-over-year.
▪Cost per engagement (CPE) decreased 25% year-over-year.
◦Data licensing and other revenue totaled $121 million, an increase of 6% year-over-year.
◦US revenue totaled $365 million, a decrease of 20% year-over-year.
◦International revenue totaled $319 million, a decrease of 18% year-over-year or 17% on a constant currency basis.

•Q2 costs and expenses totaled $807 million, an increase of 5% year over year. This resulted in an operating loss of $124 million and -18% operating margin, compared to operating income of $76 million or 9% operating margin in the same period of the previous year. Expense growth of 5% was lower than growth in the low teens we expected at the beginning of the quarter and reflects decisions we have made to reduce spending, continued cost savings from restricted business operations, and some of the challenges of growing headcount and investing in our objectives in the current environment. As we continue to adapt our operations and improve and increase hiring, we intend to continue investing in our most important work. We believe total costs and expenses will increase 10% or more year over year in Q3.

•Stock-based compensation (SBC) expense grew 40% year over year to $133 million and was approximately 19% of total revenue compared to 12% in the prior quarter. As a reminder, stock-based compensation expense is closely tied to headcount, timing of grants, and vesting. Due to these factors, we expect to recognize more SBC expense in Q2 relative to other quarters in 2020.

•In Q2 2019, we established a $1.1 billion deferred tax asset and recognized an income tax benefit. In Q2 2020, we recognized a deferred tax asset valuation allowance of $1.1 billion and a non-cash income tax expense based primarily on cumulative taxable losses driven primarily by COVID-19. This valuation allowance would be reversed in the event, and to the extent, that it is more likely than not that there will be sufficient taxable income to realize the tax benefit. Depending on the extent and severity of COVID-19’s impact, we could have an additional valuation allowance against deferred tax assets in a future period. As a result of the valuation allowance, we incurred a net loss of $1.2 billion in Q2, representing a net margin of -180% and diluted EPS of ($1.56). Excluding the impact of the income tax expense due to the establishment of the valuation allowance, Q2 adjusted net loss was $127 million, representing an adjusted net margin of -19% and adjusted diluted EPS of ($0.16).
◦This compares to net income of $1.1 billion, representing a net margin of 133% and diluted EPS of $1.43 in the same period of the previous year. Excluding the income tax benefit related to the establishment of the deferred tax asset mentioned above, adjusted net income was $37 million, adjusted net margin was 4% and adjusted diluted EPS was $0.05 in the same period of the previous year.

•Capital expenditures totaled $162 million, compared to $135 million in the same period last year, driven by investments we are making in our infrastructure to support audience growth and product innovation. We intend to increase capex in absolute dollars sequentially in Q3. The increase will allow us to address our near-term capacity needs and continue our buildout of a new data center, contingent on improvements in the IT supply chain.

•Average monetizable daily active users (mDAU) were 186 million for Q2, compared to 139 million in the same period of the previous year and compared to 166 million in the previous quarter.
◦Average US mDAU were 36 million for Q2, compared to 29 million in the same period of the previous year and compared to 33 million in the previous quarter.
◦Average international mDAU were 150 million for Q2, compared to 110 million in the same period of the previous year and compared to 133 million in the previous quarter.

Appendix

Second Quarter 2020 Webcast and Conference Call Details
Twitter will host a conference call today, Thursday, July 23, 2020, at 5am Pacific Time (8am Eastern Time) to discuss financial results for the second quarter 2020. The company will be following the conversation about the earnings announcement on Twitter. To have your questions considered during the Q&A, Tweet your question to @TwitterIR using $TWTR. To listen to a live audio webcast, please visit the company’s Investor Relations page at investor.twitterinc.com. Twitter has used, and intends to continue to use, its Investor Relations website and the Twitter accounts of @jack, @nedsegal, @Twitter, and @TwitterIR as means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.

Third Quarter Earnings Release Details
Twitter expects to release financial results for the third quarter of 2020 on October 29, 2020, before the market opens at approximately 4am Pacific Time (7am Eastern Time). On the same day, Twitter will host a conference call to discuss those financial results at 5am Pacific Time (8am Eastern Time).

About Twitter, Inc. (NYSE: TWTR)
Twitter is what's happening in the world and what people are talking about right now. From breaking news and entertainment to sports, politics, and everyday interests, see every side of the story. Join the open conversation. Watch live-streaming events. Available in more than 40 languages around the world, the service can be accessed via twitter.com, an array of mobile devices, and SMS. For more information, please visit about.twitter.com, follow @Twitter, and download both the Twitter and Periscope apps at twitter.com/download and periscope.tv.

A Note About Metrics
Twitter defines monetizable daily active usage or users (mDAU) as people, organizations, or other accounts who logged in or were otherwise authenticated and accessed Twitter on any given day through twitter.com or Twitter applications that are able to show ads. Average mDAU for a period represents the number of mDAU on each day of such period divided by the number of days for such period. Changes in mDAU are a measure of changes in the size of our daily logged in or otherwise authenticated active total accounts. To calculate the year-over-year change in mDAU, we subtract the average mDAU for the three months ended in the previous year from the average mDAU for the same three months ended in the current year and divide the result by the average mDAU for the three months ended in the previous year. Additionally, our calculation of mDAU is not based on any standardized industry methodology and is not necessarily calculated in the same manner or comparable to similarly titled measures presented by other companies. Similarly, our measures of mDAU growth and engagement may differ from estimates published by third parties or from similarly titled metrics of our competitors due to differences in methodology.

The numbers of mDAU presented in our earnings materials are based on internal company data. While these numbers are based on what we believe to be reasonable estimates for the applicable period of measurement, there are inherent challenges in measuring usage and engagement across our large number of total accounts around the world. Furthermore, our metrics may be impacted by our information quality efforts, which are our overall efforts to reduce malicious activity on the service, inclusive of spam, malicious automation, and fake accounts. For example, there are a number of false or spam accounts in existence on our platform. We have performed an internal review of a sample of accounts and estimate that the average of false or spam accounts during the second quarter of 2020 represented fewer than 5% of our mDAU during the quarter. The false or spam accounts for a period represents the average of false or spam accounts in the samples during each monthly analysis period during the quarter. In making this determination, we applied significant judgment, so our estimation of false or spam accounts may not accurately represent the actual number of such accounts, and the actual number of false or spam accounts could be higher than we have estimated. We are continually seeking to improve our ability to estimate the total number of spam accounts and eliminate them from the calculation of our mDAU, and have made improvements in our spam detection capabilities that have resulted in the suspension of a large number of spam, malicious automation, and fake accounts. We intend to continue to make such improvements. After we determine an account is spam, malicious automation, or fake, we stop counting it in our mDAU, or other related metrics. We also treat multiple accounts held by a single person or organization as multiple mDAU because we permit people and organizations to have more than one account. Additionally, some accounts used by organizations are used by many people within the organization. As such, the calculations of our mDAU may not accurately reflect the actual number of people or organizations using our platform.

In addition, geographic location data collected for purposes of reporting the geographic location of our mDAU is based on the IP address or phone number associated with the account when an account is initially registered on Twitter. The IP address or phone number may not always accurately reflect a person’s actual location at the time they engaged with our platform. For example, someone accessing Twitter from the location of the proxy server that the person connects to rather than from the person’s actual location.

We regularly review and may adjust our processes for calculating our internal metrics to improve their accuracy.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or Twitter's future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates,” “going to,” "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these words or other similar terms or expressions that concern Twitter's expectations, strategy, priorities, plans, or intentions. Forward-looking statements in this press release include, but are not limited to, statements regarding the impact of the COVID-19 pandemic and related responses of businesses and governments to the pandemic on Twitter’s operations and operating results, as well as Twitter’s expectations regarding future capital expenditures and other expenses, including its SBC expense and the timing of such expense; and Twitter’s expectations regarding future tax matters. Twitter's expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the possibility that: the COVID-19 pandemic and related impacts will continue to adversely impact our business, financial condition and operating results and the achievement of our strategic objectives as well as the markets in which we operate and worldwide and regional economies; Twitter's total accounts and engagement do not grow or decline; Twitter’s strategies, priorities, or plans take longer to execute than anticipated; Twitter's new products and product features do not meet expectations and fail to drive mDAU growth; advertisers continue to reduce or discontinue their spending on Twitter; data partners reduce or discontinue their purchases of data licenses from Twitter; and Twitter experiences expenses that exceed its expectations. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in Twitter's Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020, each filed with the Securities and Exchange Commission. Additional information will also be set forth in Twitter's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2020. The forward-looking statements in this press release are based on information available to Twitter as of the date hereof, and Twitter disclaims any obligation to update any forward-looking statements, except as required by law.

Non-GAAP Financial Measures
To supplement Twitter's financial information presented in accordance with generally accepted accounting principles in the United States of America, or GAAP, Twitter considers certain financial measures that are not prepared in accordance with GAAP, including revenues excluding foreign exchange effect, which we refer to as on a constant currency basis, non-GAAP income before income taxes, non-GAAP provision (benefit) for income taxes, non-GAAP net income (loss), non-GAAP diluted net income (loss) per share, adjusted EBITDA, non-GAAP costs and expenses, adjusted net income (loss), adjusted net margin, adjusted diluted net income (loss) per share, and adjusted free cash flow. In order to present revenues on a constant currency basis for the fiscal quarter ended June 30, 2020, Twitter translated the applicable measure using the prior year's monthly exchange rates for its settlement currencies other than the US dollar. Twitter defines non-GAAP income before income taxes as income (loss) before income taxes adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash interest expense related to convertible notes, non-cash expense related to acquisitions, impairment (gain) on investments in privately held companies, restructuring charges, and one-time nonrecurring gain, if any; Twitter defines non-GAAP provision (benefit) for income taxes as the current and deferred income tax expense commensurate with the non-GAAP measure of profitability using the estimated annual effective tax rate, which is dependent on the jurisdictional mix of earnings; and Twitter defines non-GAAP net income (loss) as net income (loss) adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash interest expense related to convertible notes, non-cash expense related to acquisitions, impairment (gain) on investments in privately held companies, restructuring charges, and one-time nonrecurring gain, if any, and adjustment to income tax expense based on the non-GAAP measure of profitability using the estimated annual effective tax rate, which is dependent on the jurisdictional mix of earnings. Non-GAAP diluted net income (loss) per share is calculated by dividing non-GAAP net income (loss) by non-GAAP diluted share count. Non-GAAP diluted share count is GAAP basic share count plus potential common stock instruments such as stock options, RSUs, shares to be purchased under employee stock purchase plan, unvested restricted stock, the conversion feature of convertible senior notes, and warrants. Twitter defines adjusted EBITDA as net income (loss) adjusted to exclude stock-based compensation expense, depreciation and amortization expense, interest and other expense, net, provision (benefit) for income taxes, restructuring charges, and one-time nonrecurring gain, if any. Twitter defines non-GAAP costs and expenses as total costs and expenses adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash expense related to acquisitions, restructuring charges, and one-time nonrecurring gain, if any. We have presented adjusted net income (loss) solely to exclude the income tax benefit from the establishment of deferred tax assets related to intra-entity transfers of intangible assets in the three and six months ended June 30, 2019, and the income tax provision from the establishment of a valuation allowance against the deferred tax assets in the three and six months ended June 30, 2020, and no other adjustments were made in the calculation of this measure. Adjusted net margin is calculated by dividing adjusted net income (loss) by GAAP revenue. Adjusted diluted net income (loss) per share is calculated by dividing adjusted net income (loss) by GAAP diluted share count. Adjusted free cash flow is GAAP net cash provided by operating activities less capital expenditures (i.e., purchases of property and equipment including equipment purchases that were financed through finance leases, less proceeds received from the disposition of property and equipment).

Twitter is presenting these non-GAAP financial measures to assist investors in seeing Twitter's operating results through the eyes of management, and because it believes that these measures provide an additional tool for investors to use in comparing Twitter's core business operating results over multiple periods with other companies in its industry.

Twitter believes that revenues on a constant currency basis, non-GAAP income before income taxes, non-GAAP provision (benefit) for income taxes, non-GAAP net income (loss), non-GAAP diluted net income (loss) per share, adjusted EBITDA, non-GAAP costs and expenses, adjusted net income (loss), adjusted net margin, and adjusted diluted net income (loss) per share provide useful information about its operating results, enhance the overall understanding of Twitter's past performance and future prospects, and allow for greater transparency with respect to key metrics used by Twitter's management in its financial and operational decision-making. Twitter uses these measures to establish budgets and operational goals for managing its business and evaluating its performance. Twitter believes that revenues on a constant currency basis is a useful metric that facilitates comparison to its historical performance. Twitter believes that non-GAAP net income (loss), non-GAAP diluted net income (loss) per share, adjusted EBITDA, non-GAAP costs and expenses, adjusted net income (loss), adjusted net margin, and adjusted diluted net income (loss) per share help identify underlying trends in its business that could otherwise be masked by expenses and one-time gains or charges that it excludes in non-GAAP net income (loss), non-GAAP diluted net income (loss) per share, adjusted EBITDA, non-GAAP costs and expenses, adjusted net income (loss), adjusted net margin, and adjusted diluted net income (loss) per share, or the effects of the income tax benefits related to the establishment of deferred tax assets and the tax provisions from the establishment of a valuation allowance against deferred tax assets described above, which are non-operating benefits and expenses. In addition, Twitter believes that adjusted free cash flow provides useful information to management and investors about the amount of cash from operations and that it is typically a more conservative measure of cash flows. However, adjusted free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of its ability to fund its cash needs.

These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly titled measures presented by other companies.

Contacts

Investors:
Cherryl Valenzuela
ir@twitter.com

Press:
Giovanna Falbo
press@twitter.com

TWITTER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$3,112,454	$1,799,082
Short-term investments	4,653,560	4,839,970
Accounts receivable, net	600,777	850,184
Prepaid expenses and other current assets	128,496	130,839
Total current assets	8,495,287	7,620,075
Property and equipment, net	1,142,601	1,031,781
Operating lease right-of-use assets	640,202	697,095
Intangible assets, net	64,347	55,106
Goodwill	1,284,325	1,256,699
Deferred tax assets, net	786,290	1,908,086
Other assets	134,535	134,547
Total assets	$12,547,587	$12,703,389
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$162,160	$161,148
Accrued and other current liabilities	383,981	500,893
Operating lease liabilities, short-term	137,718	146,959
Finance lease liabilities, short-term	7,248	23,476
Total current liabilities	691,107	832,476
Convertible notes, long-term	2,734,867	1,816,833
Senior notes, long-term	692,489	691,967
Operating lease liabilities, long-term	560,461	609,245
Deferred and other long-term tax liabilities, net	26,579	24,170
Other long-term liabilities	34,029	24,312
Total liabilities	4,739,532	3,999,003
Stockholders’ equity:
Common stock	4	4
Additional paid-in capital	9,127,495	8,763,330
Accumulated other comprehensive loss	(93,000)	(70,534)
Retained earnings (accumulated deficit)	(1,226,444)	11,586
Total stockholders’ equity	7,808,055	8,704,386
Total liabilities and stockholders’ equity	$12,547,587	$12,703,389

TWITTER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue	$683,438	$841,381	$1,491,075	$1,628,271
Costs and expenses
Cost of revenue	288,039	277,965	572,076	541,976
Research and development	215,806	159,242	416,194	305,488
Sales and marketing	207,286	240,249	428,573	446,048
General and administrative	96,237	88,239	205,605	165,415
Total costs and expenses	807,368	765,695	1,622,448	1,458,927
Income (loss) from operations	(123,930)	75,686	(131,373)	169,344
Interest expense	(39,828)	(38,317)	(73,098)	(75,577)
Interest income	25,013	42,887	57,910	83,428
Other income (expense), net	(361)	7,523	(8,080)	7,087
Income (loss) before income taxes	(139,106)	87,779	(154,641)	184,282
Provision (benefit) for income taxes	1,088,899	(1,031,781)	1,081,760	(1,126,082)
Net income (loss)	$(1,228,005)	$1,119,560	$(1,236,401)	$1,310,364
Net income (loss) per share:
Basic	$(1.56)	$1.46	$(1.58)	$1.71
Diluted	$(1.56)	$1.43	$(1.58)	$1.68
Weighted-average shares used to compute net income (loss) per share:
Basic	785,909	768,755	783,303	766,658
Diluted	785,909	785,056	783,303	781,378

TWITTER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Cash flows from operating activities
Net income (loss)	$(1,228,005)	$1,119,560	$(1,236,401)	$1,310,364
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	123,837	115,616	244,486	229,090
Stock-based compensation expense	132,876	94,615	230,779	178,106
Amortization of discount on convertible notes	26,556	31,910	48,060	62,787
Bad debt expense	3,428	736	17,495	1,363
Deferred income taxes	(19,013)	48,325	(26,037)	62,689
Deferred tax assets establishment related to intra-entity transfers of intangible assets	—	(1,082,460)	—	(1,206,880)
Deferred tax assets valuation allowance establishment	1,101,374	—	1,101,374	—
Impairment of investments in privately-held companies	500	1,550	8,503	1,550
Other adjustments	3,240	(22,912)	(5,185)	(19,466)
Changes in assets and liabilities, net of assets acquired and liabilities assumed from acquisitions:
Accounts receivable	65,349	(36,396)	234,281	67,237
Prepaid expenses and other assets	9,209	6,737	2,957	(2,547)
Operating lease right-of-use assets	39,368	33,741	78,117	69,174
Accounts payable	(11,754)	8,139	(26,234)	(4,740)
Accrued and other liabilities	(6,257)	49,278	(145,425)	1,281
Operating lease liabilities	(39,692)	(29,466)	(78,987)	(59,342)
Net cash provided by operating activities	201,016	338,973	447,783	690,666
Cash flows from investing activities
Purchases of property and equipment	(164,416)	(135,795)	(287,083)	(218,821)
Proceeds from sales of property and equipment	2,282	1,101	3,905	3,057
Purchases of marketable securities	(1,889,234)	(1,356,779)	(3,122,764)	(2,991,921)
Proceeds from maturities of marketable securities	1,355,500	1,057,638	2,481,134	2,768,938
Proceeds from sales of marketable securities	136,416	28,941	858,669	63,299
Business combinations, net of cash acquired	(19,505)	(20,302)	(34,285)	(20,302)
Other investing activities	—	11,368	(12,389)	11,368
Net cash used in investing activities	(578,957)	(413,828)	(112,813)	(384,382)
Cash flows from financing activities
Proceeds from issuance of convertible notes	—	—	1,000,000	—
Debt issuance costs	—	—	(14,662)	—
Taxes paid related to net share settlement of equity awards	(2,925)	(3,461)	(14,618)	(12,938)
Payments of finance lease obligations	(6,490)	(18,214)	(16,456)	(37,933)
Proceeds from exercise of stock options	118	414	423	509
Proceeds from issuances of common stock under employee stock purchase plan	34,395	25,209	34,395	25,209
Net cash provided by (used in) financing activities	25,098	3,948	989,082	(25,153)
Net increase (decrease) in cash, cash equivalents and restricted cash	(352,843)	(70,907)	1,324,052	281,131
Foreign exchange effect on cash, cash equivalents and restricted cash	(3,830)	7,148	(15,778)	7,002
Cash, cash equivalents and restricted cash at beginning of period	3,492,613	2,273,767	1,827,666	1,921,875
Cash, cash equivalents and restricted cash at end of period	$3,135,940	$2,210,008	$3,135,940	$2,210,008
Supplemental disclosures of non-cash investing and financing activities
Common stock issued in connection with acquisitions	$—	$—	$1,312	$—
Changes in accrued property and equipment purchases	$1,737	$33,891	$40,249	$77,611
Reconciliation of cash, cash equivalents and restricted cash as shown in the consolidated statements of cash flows
Cash and cash equivalents	$3,112,454	$2,183,111	$3,112,454	$2,183,111
Restricted cash included in prepaid expenses and other current assets	2,900	1,379	2,900	1,379
Restricted cash included in other assets	20,586	25,518	20,586	25,518
Total cash, cash equivalents and restricted cash	$3,135,940	$2,210,008	$3,135,940	$2,210,008

TWITTER, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Non-GAAP net income (loss) and net income (loss) per share:
Net income (loss)	$(1,228,005)	$1,119,560	$(1,236,401)	$1,310,364
Exclude: Provision (benefit) for income taxes	1,088,899	(1,031,781)	1,081,760	(1,126,082)
Income (loss) before income taxes	(139,106)	87,779	(154,641)	184,282
Stock-based compensation expense	132,876	94,615	230,779	178,106
Amortization of acquired intangible assets	7,519	3,918	12,560	8,703
Non-cash interest expense related to convertible notes	26,556	31,910	48,060	62,787
Impairment on investments in privately-held companies	500	(8,611)	8,503	(8,611)
Restructuring charges	—	(217)	—	(217)
Non-GAAP income before income taxes	28,345	209,394	145,261	425,050
Non-GAAP provision (benefit) for income taxes (1)	1,118,723	(1,029,343)	1,148,231	(1,102,172)
Non-GAAP net income (loss)	$(1,090,378)	$1,238,737	$(1,002,970)	$1,527,222
GAAP basic shares	785,909	768,755	783,303	766,658
Dilutive equity awards (2)	—	16,301	—	14,720
Non-GAAP diluted shares (3)	785,909	785,056	783,303	781,378
Non-GAAP diluted net income (loss) per share	$(1.39)	$1.58	$(1.28)	$1.95
Adjusted EBITDA:
Net income (loss)	$(1,228,005)	$1,119,560	$(1,236,401)	$1,310,364
Stock-based compensation expense	132,876	94,615	230,779	178,106
Depreciation and amortization expense	123,837	115,616	244,486	229,090
Interest and other expense (income), net	15,176	(12,093)	23,268	(14,938)
Provision (benefit) for income taxes	1,088,899	(1,031,781)	1,081,760	(1,126,082)
Restructuring charges	—	(217)	—	(217)
Adjusted EBITDA	$132,783	$285,700	$343,892	$576,323
Stock-based compensation expense by function:
Cost of revenue	$8,996	$5,973	$14,752	$11,021
Research and development	77,988	50,229	138,575	96,490
Sales and marketing	29,183	22,202	48,022	40,267
General and administrative	16,709	16,211	29,430	30,328
Total stock-based compensation expense	$132,876	$94,615	$230,779	$178,106
Amortization of acquired intangible assets by function:
Cost of revenue	$7,519	$3,763	$12,560	$8,083
Sales and marketing	—	155	—	620
Total amortization of acquired intangible assets	$7,519	$3,918	$12,560	$8,703
Restructuring charges by function:
Cost of revenue	$—	$(13)	$—	$(13)
Research and development	—	(73)	—	(73)
Sales and marketing	—	(87)	—	(87)
General and administrative	—	(44)	—	(44)
Total restructuring charges	$—	$(217)	$—	$(217)
Non-GAAP costs and expenses:
Total costs and expenses	$807,368	$765,695	$1,622,448	$1,458,927
Less: stock-based compensation expense	(132,876)	(94,615)	(230,779)	(178,106)
Less: amortization of acquired intangible assets	(7,519)	(3,918)	(12,560)	(8,703)
Less: restructuring charges	—	217	—	217
Total non-GAAP costs and expenses	$666,973	$667,379	$1,379,109	$1,272,335

TWITTER, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)
(Continued)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Adjusted free cash flow:
Net cash provided by operating activities	$201,016	$338,973	$447,783	$690,666
Less: purchases of property and equipment	(164,416)	(135,795)	(287,083)	(218,821)
Plus: proceeds from sales of property and equipment	2,282	1,101	3,905	3,057
Adjusted free cash flow	$38,882	$204,279	$164,605	$474,902
Adjusted net income (loss) and adjusted diluted net income (loss) per share:
Net income (loss)	$(1,228,005)	$1,119,560	$(1,236,401)	$1,310,364
Exclude: benefit from deferred tax asset (4)	—	(1,082,460)	—	(1,206,880)
Exclude: provision for deferred tax assets valuation allowance (5)	1,101,374	—	1,101,374	—
Adjusted net income (loss)	$(126,631)	$37,100	$(135,027)	$103,484
GAAP diluted shares	785,909	785,056	783,303	781,378
Adjusted diluted net income (loss) per share	$(0.16)	$0.05	$(0.17)	$0.13

(1) The non-GAAP benefit from income taxes for the three and six months ended June 30, 2019 includes benefits of $1.08 billion and $1.21 billion, respectively, from the establishment of deferred tax assets from intra-entity transfers of intangible assets. The non-GAAP provision for income taxes for the three and six months ended June 30, 2020 includes a provision of $1.11 billion related to the establishment of a valuation allowance against deferred tax assets.

(2) Gives effect to potential common stock instruments such as stock options, RSUs, shares to be issued under ESPP, unvested restricted stocks and warrants. There is no dilutive effect of the notes or the related hedge and warrant transactions.

(3) GAAP diluted shares are the same as non-GAAP diluted shares for all periods presented.
(4) The benefit from deferred tax asset in the three and six months ended June 30, 2019 is primarily related to the establishment of deferred tax assets from intra-entity transfers of intangible assets.

(5) The provision for deferred tax assets valuation allowance in the three and six months ended June 30, 2020 is related to the establishment of a valuation allowance against deferred tax assets.

TWITTER, INC.
RECONCILIATION OF GAAP REVENUE TO NON-GAAP CONSTANT CURRENCY REVENUE
(In millions)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenue, advertising revenue, data licensing and other revenue, international revenue and international advertising revenue excluding foreign exchange effect (1):
Revenue	$683	$841	$1,491	$1,628
Foreign exchange effect on 2020 revenue using 2019 rates	4		5
Revenue excluding foreign exchange effect	$687		$1,496
Revenue year-over-year change percent	(19)%		(8)%
Revenue excluding foreign exchange effect year-over-year change percent	(18)%		(8)%

Advertising revenue	$562	$727	$1,244	$1,407
Foreign exchange effect on 2020 advertising revenue using 2019 rates	4		5
Advertising revenue excluding foreign exchange effect	$566		$1,249
Advertising revenue year-over-year change percent	(23)%		(12)%
Advertising revenue excluding foreign exchange effect year-over-year change percent	(22)%		(11)%

Data licensing and other revenue	$121	$114	$247	$222
Foreign exchange effect on 2020 data licensing and other revenue using 2019 rates	—		—
Data licensing and other revenue excluding foreign exchange effect	$121		$247
Data licensing and other revenue year-over-year change percent	6%		11%
Data licensing and other revenue excluding foreign exchange effect year-over-year change percent	6%		11%

International revenue	$319	$386	$658	$741
Foreign exchange effect on 2020 international revenue using 2019 rates	4		5
International revenue excluding foreign exchange effect	$323		$663
International revenue year-over-year change percent	(18)%		(11)%
International revenue excluding foreign exchange effect year-over-year change percent	(17)%		(11)%

International advertising revenue	$279	$349	$579	$665
Foreign exchange effect on 2020 international advertising revenue using 2019 rates	4		5
International advertising revenue excluding foreign exchange effect	$283		$584
International advertising revenue year-over-year change percent	(20)%		(13)%
International advertising revenue excluding foreign exchange effect year-over-year change percent	(19)%		(12)%

(1) The sum of individual metrics may not always equal total amounts indicated due to rounding.